Exhibit 10.1

Contract No. LNM070600KAR

TABLE OF CONTENTS

GENERAL AGREEMENT FOR PURCHASE

OF PERSONAL COMMUNICATIONS SERVICES SYSTEMS

1. ARTICLE I – GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT

1.1	HEADINGS AND DEFINITIONS	5

1.2	TERM OF AGREEMENT	9

1.3	SCOPE	9

1.4	PURCHASE OF INITIAL ORDER AND EXCLUSIVITY	9

1.5	ADDITIONS TO AN INITIAL ORDER	11

1.6	ORDERS	11

1.7	CHANGES TO ORDERS	12

1.8	PRICES	12

1.9	INVOICES AND TERMS OF PAYMENT	12

1.10	BILLING DISPUTES	13

1.11	DELIVERY AND INSTALLATION SCHEDULE	13

1.12	TRANSPORTATION	13

1.13	PACKING, MARKING, AND SHIPPING	14

1.14	TITLE AND RISK OF LOSS	14

1.15	COMPLIANCE WITH LAWS	14

1.16	TAXES	14

1.17	TRAINING	14

1.18	TERMINATION	15

1.19	PATENTS AND COPYRIGHTS	16

1.20	CONFIDENTIAL INFORMATION	17

Contract No. LNM070600KAR

1.21	NOTICES	17

1.22	RIGHT OF ACCESS	18

1.23	RELATIONSHIP OF THE PARTIES	18

1.24	SUBCONTRACTORS	18

1.25	LIMITATION OF LIABILITY	18

1.26	FORCE MAJEURE	19

1.27	ASSIGNMENT	19

1.28	NO PUBLICITY	19

1.29	NON-SOLICITATION	20

1.30	SURVIVAL OF OBLIGATIONS	20

1.31	SEVERABILITY	20

1.32	WAIVER	20

1.33	CUSTOMER RESPONSIBILITY	20

1.34	DISPUTE RESOLUTION	21

1.35	UNPLANNED OUTAGES	21

1.36	CUSTOMER OBLIGATIONS	22

1.37	AMENDMENT	23

1.38	CHOICE OF LAW	23

1.39	HEADINGS	23

1.40	COUNTERPARTS	23

2. ARTICLE II – PROVISIONS APPLICABLE TO THE PURCHASE OF PRODUCTS

2.1	GENERAL	24

2.2	PRODUCT AVAILABILITY & DISCONTINUANCE	24

2.3	DOCUMENTATION	25

2.4	PRODUCT COMPLIANCES	25

2.5	PRODUCT CHANGES	25

Contract No. LNM070600KAR

2.6	SECONDARY MARKET PURCHASES	26

2.7	SPECIFICATIONS	26

2.8	CUSTOMER TECHNICAL SUPPORT	26

2.9	PRODUCT WARRANTY	27

3. ARTICLE III – PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE

3.1	GENERAL	29

3.2	LICENSE	29

3.3	TITLE, RESTRICTIONS AND CONFIDENTIALITY	30

3.4	CHANGES IN LICENSED MATERIALS	31

3.5	MODIFICATIONS TO SOFTWARE	31

3.6	MODIFICATION BY CUSTOMER	31

3.7	RELATED DOCUMENTATION	31

3.8	CANCELLATION OF LICENSE	31

3.9	TAXES APPLICABLE TO SOFTWARE	32

4. ARTICLE IV – PROVISIONS APPLICABLE TO ENGINEERING, INSTALLATION, AND OTHER SERVICES

4.1	GENERAL	33

4.2	CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON CUSTOMER’S SITE

4.2.1	ITEMS PROVIDED BY CUSTOMER	34

4.2.2	ITEMS TO BE FURNISHED BY VENDOR	37

4.3	WORK DONE BY OTHERS	38

5. ARTICLE V

5.1	ENTIRE AGREEMENT	39

Contract No. LNM070600KAR

ATTACHMENT A – VAW WVA PRICING

ATTACHMENT B – VA EAST PRICING

ATTACHMENT C – LWS SOW

ATTACHMENT D – SOLUTION SUMMARY

ATTACHMENT E – DEPLOYMENT SCHEDULE

ATTACHMENT F – MARKET DEVELOPMENT PROGRAM

ATTACHMENT G – STANDARD WIRELESS DISCOUNTS

Contract No. LNM070600KAR

GENERAL SUPPLY AGREEMENT FOR PERSONAL COMMUNICATIONS

SERVICES SYSTEMS

This General Supply Agreement for Personal Communications Services Systems LNM070600KAR, together with any schedules and attachments (“Agreement”) is made and entered into by and between Lucent Technologies Inc. (“Alcatel-Lucent” or “Vendor”), a Delaware corporation having an office at 600 Mountain Avenue, Murray Hill, NJ 07974, and NTELOS Inc. (“Customer”), a Virginia corporation having an office at 401 Spring Lane Plaza, P.O. Box 1990, Waynesboro, Virginia 22980. This Agreement is effective as of August 3, 2007 (“Effective Date”).

1. ARTICLE I – GENERAL PROVISIONS

GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT

1.1	HEADINGS AND DEFINITIONS

All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. For the purpose of this Agreement, the following definitions will apply:

“Affiliate” of a corporation means its Subsidiaries, any company of which it is a Subsidiary, and other Subsidiaries of such company;

“Customer Price List” means Vendor’s published price notification releases furnished by Vendor for the purpose of communicating Vendor’s prices or pricing related information to Customer; however, this does not include firm price quotations;

“Designated Processor” means the Product for which the licenses to use Licensed Materials are initially granted;

“Firmware” means a combination of (i) hardware and (ii) Software represented by a pattern of bits contained in such hardware;

“Fit” means physical size or mounting arrangement (e.g., electrical or mechanical connections);

“5ESS® Products” means the 5ESS Switch, Growth and related Licensed Materials including, without limitation, Base Software;

Contract No. LNM070600KAR

“5ESS® Switch” means any 5ESS system containing, at a minimum, an Administrative Module (AM), Communications Module (CM), and at least one (1) switch module. Any such switch can act as a host for Distant Reliable Modules (“DRMs”) and/or Extended Switch Modules (“EXMs”);

“Form” means physical shape;

“Function” means product features;

“Force Majeure” means act of God, fire, flood, earthquake, the elements or other natural catastrophe; laws, orders, rules, regulations, directions or actions of governmental authorities having jurisdiction over the subject matter of this Agreement or any civil or military authority; strike, labor dispute, embargo, explosion, water; the condemnation or taking by eminent domain of any of a Party’s facilities used in connection with the Products, national emergency, insurrection, riot, act of terrorism or war; inability to secure raw materials or transportation facilities; acts or omissions of carriers or suppliers not under the control of such other party; or other similar occurrence.

“Hazardous Material” means material designated as a “hazardous chemical substance or mixture” by the Administrator, pursuant to Section 6 of the Toxic Substance Control Act, a “hazardous material” as defined in the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), or a “hazardous substance” as defined in the Occupational Safety and Health Act Hazard Communication Standard (29 CFR 1910.1200);

“Information” or “Confidential Information” shall include: (a) any information disclosed by either party (the “Discloser”) to the other party (the “Recipient”) which is in written, electronic, photographic or other tangible form, or information provided orally or visually, and (b) notes and other records made from such information. Confidential Information disclosed in a tangible or electronic form may be marked or otherwise identified by Discloser with a legend as being confidential or proprietary, but in no event will the absence of such mark or identification in any way affect Recipient’s obligations hereunder, including without limitation the obligation to treat such information as Confidential Information;

“Initial Order” means the initial order for Personal Communications Services (“PCS”) Products, Services, and Licensed Materials set forth in Attachments A, B, C and D for VA West/West VA swapout markets per Attachment E, and existing VA East markets already containing Vendor’s Products.

“Licensed Area” means an area for which the Federal Communications Commission (“FCC”) has granted a license to the Customer to operate within the Personal Communication Services Spectrum Band

“Licensed Materials” means the Software and Related Documentation for which licenses are granted by Vendor under this Agreement; no Source Code versions of Software are included in Licensed Materials;

Contract No. LNM070600KAR

“PCS” means broadband personal communications services as authorized by the FCC.

“PCS CDMA System Products” means a collection of (a) products and software which comprise a PCS System, which are used in switching, wireless access and transport of voice and data at PCS frequencies based on CDMA technology similar to those Products and Software which are described in Attachments A, B, and D, and which are used and required in an integrated network solution, and (b) those new, replacement or enhanced PCS CDMA products and software that become available during the Term and comprise a PCS System, which are used in switching, wireless access and transport of voice and data, which are used and required in an integrated network solution. Notwithstanding the foregoing, hardware, software or services purchased by Customer for purposes of operating and maintaining any Motorola or Nortel equipment in use in Customer’s network as of the Effective Date of this Agreement shall not be considered PCS CDMA System Products.

“PCS CDMA System Products” does not include site material or cabling ancillary to base station replacement or those Products and Software set forth in Attachments A, B and D.

“PCS System” means a collection of products and software to be deployed and operated by Customer, or an Affiliate to provide PCS services in the PCS frequency range.

“Product” means systems, equipment, and parts thereof, other than Turnkey Items, but the term does not mean Software whether or not such Software is part of Firmware;

“Related Documentation” means materials useful in connection with Software, such as, but not limited to, flow charts, logic diagrams, program descriptions, and specifications. No Source Code versions of Software are included in Related Documentation;

“Vendor’s Manufactured Product” means a Product manufactured by Vendor or purchased by it pursuant to its procurement specifications (e.g., KS or AT);

“Services” means the performance of work for the Customer and includes but is not limited to: (1) engineering Services such as preparation of equipment specifications, preparation and updating of office records, and preparation of a summary of material not specifically itemized in the Order; (2) installation Services such as installation, equipment removal, and cable mining; and (3) other Services such as maintenance and repair. Services do not include Turnkey Services;

Contract No. LNM070600KAR

“Software” means a computer program that Customer orders and/or Vendor delivers under this Agreement consisting of a set of logical instructions and tables of information which guide the functioning of a processor; such program is in object code format may be contained in any medium whatsoever, including hardware containing a pattern of bits representing such program, however, the term “Software” does not mean or include such medium and does not include any Source Code;

“Source Code” means any version of Software incorporating high-level or assembly language that generally is not directly executable by a processor. Except as may be expressly provided, this Agreement does not require Vendor to furnish any Source Code;

“Subsidiary” of a company means a corporation the majority of whose shares or other securities entitled to vote for election of directors is now or hereafter owned or controlled by such company either directly or indirectly; but any such corporation shall be deemed to be a Subsidiary of such company only as long as such ownership or control exists;

“Territory” means the 50 states of the United States plus the District of Columbia;

“Turnkey Item” means a good or product or a partial assembly of goods or products furnished and, perhaps, installed by Vendor as part of a Turnkey Service but not furnished by Vendor pursuant to this Agreement. A Turnkey Item is not a Vendor Item or a Product as described in this Agreement;

“Turnkey Services” means items and activities normally the responsibility of the Customer under this Agreement, which may include, but shall not be limited to, project management, field coordination, construction and system testing. Turnkey Services do not include, and are separate from, Vendor’s normal engineering and installation Services;

“Use” with respect to Licensed Materials means loading the Licensed Materials, or any portion thereof, into a processor for execution of the instructions and tables contained in such Licensed Materials;

“Vendor Item” means a Product or partial assembly of Products furnished by Vendor but neither manufactured by Vendor nor purchased by Vendor pursuant to its procurement specifications. A Vendor Item is not a Turnkey Item; and

“Warranty Period” means the period of time listed in the respective WARRANTY clauses which, unless otherwise stated, commences on the date of shipment, or if installed by Vendor on acceptance by Customer or thirty (30) days from the date Vendor submits its notice of completion of its installation whichever is sooner, and for Services, commences on the date the Service is completed.

Contract No. LNM070600KAR

1.2	TERM OF AGREEMENT

This Agreement shall begin on the Effective Date and shall continue for a period of three years (“Term”), unless earlier terminated or as mutually agreed in writing. Expiration or termination of this Agreement shall not excuse a Party from performing obligations which have not been fully performed for any accepted Order. The terms and conditions in the Agreement shall continue to apply to Orders, Products, Software and Services purchased or licensed from Vendor during the Term of the Agreement, notwithstanding the expiration or termination of the Agreement.

1.3	SCOPE

This Agreement provides for: (a) the sale by Vendor to Customer of new or refurbished standard equipment and components made available for sale by Vendor (“Equipment”), (b) the license by Vendor to Customer of Software and Firmware (including third-party software and firmware) made available for license by Vendor (c) the license by Vendor to Customer of Related Documentation and (d) the performance of Services by Vendor, all of which are set forth in Attachments. The Parties shall enter into one or more addenda or statements of work (“Addenda”) to supplement or modify this Agreement for specific Products, Licensed Materials or Services. All references to the “Agreement” include this document and its schedules together with any and all Addenda and their attachments. All Products, Licensed Materials and Services furnished by Vendor to Customer are for Customer’s own internal Use in the United States. Customer represents and warrants that it has no intention of reselling any Products or sublicensing any Licensed Materials.

Except as expressly stated in this Agreement, this Agreement shall not apply to any products, licensed materials or services offered for supply by any other group within Vendor. Turnkey Services to be performed by Vendor, if any, and/or Turnkey Items to be obtained by Vendor for Customer, if any, shall be subject to separate agreement of the parties. To the extent that any terms and conditions in any other Article of the Agreement conflict with the provisions of this Article I, such terms and conditions supersede such conflicting provisions of this Article I.

1.4	PURCHASE OF INITIAL ORDER AND EXCLUSIVITY

Initial Order

(a) Vendor agrees to engineer, furnish and install and Customer agrees to purchase the Initial Order in accordance with the terms and conditions contained in this Agreement. The Initial Order shall consist of the Products, Licensed Materials and Services as set forth in Attachments A, B, C and D for VA West/West VA swapout markets per Attachment E, and existing VA East markets already containing Vendor’s Products. Pricing for the Initial Order is provided in Attachments A and B and is based on Customer’s commitment to purchase the PCS CDMA System Products exclusively and to purchase the Initial Order from Vendor during the Term.

Contract No. LNM070600KAR

Exclusivity

(b) Customer agrees to purchase exclusively from Vendor (i) PCS CDMA System Products for 3G-1X voice and data in the VA West/West VA and VA East Markets where Customer is now a provider during the Term; and (ii) PCS CDMA System Products for EVDO in all PCS 1900 Customer markets where Customer is now a provider or becomes a provider during the Term. Notwithstanding the foregoing, Customer may purchase additional Nortel switching capacity in quantities that Customer, in Customer’s reasonable judgment, deems necessary to facilitate the deployment of Vendor’s switching equipment. Upon completion of deployment of Vendor’s switching equipment, Customer may, at its sole discretion, redeploy existing Nortel and Motorola equipment.

(i) During the Term of this Agreement and provided that Customer is not in breach of this Agreement and Customer complies with Subsections 1.4 (a) and (b) above, the prices, terms and conditions, viewed collectively, charged to Customer for the Products and Software provided under Attachments A, B and D of this Agreement shall be no less favorable than the prices, terms and conditions, viewed collectively, for substantially similar Products and Software at substantially similar volume commitments, with like configurations under comparable circumstances, made available to any mobility/wireless service providers in the United States by Vendor pursuant to an executed contract. The following sales shall not be considered in any price comparisons: sales to a Vendor Affiliate, distributor, reseller, sales agent, or governmental entity; sales made as part of the settlement of a dispute, sales involving an exchange or the granting of intellectual property rights (other than the granting of licenses to use software furnished by Vendor to a customer), third-party branded products, or the provision of laboratory, trial, test, previously used, refurbished, demonstration or promotional Products or Software. If the prices, terms and conditions under this Agreement are at any time less favorable than the prices, terms and conditions made available to a third party as set forth above, Vendor shall prospectively offer amended prices, terms and conditions under this Agreement as necessary to eliminate such discrepancy. As used in this Section, the “U.S.” means the 50 United States of America and the District of Columbia.

Contract No. LNM070600KAR

(ii) If Customer fails to procure PCS CDMA System Products exclusively from Vendor or fulfill the Initial Order during the Term then: (i) Customer will no longer be entitled to the pricing set forth in Attachments A and B and Vendor’s current discount schedule in Attachment G will apply to all of Customer’s purchases; (ii) Customer will forfeit any and all accrued, but unapplied, credits and discounts identified in Attachments A and B; (iii) Customer shall pay fees, not as a penalty, the difference between the prices paid for all PCS CDMA System Products purchased during the Term less any discounts and incentives, and the prices Customer would have paid if Customer had not committed to purchase PCS CDMA System Products exclusively from Vendor during the Term. The prices Customer would have paid will be calculated using Customer’s standard discount rate as provided in Attachment G; and (iv) Section 1.4(c) does not apply.

1.5	ADDITIONS TO AN INITIAL ORDER

The parties contemplate that Customer will wish to obtain additional Products, Licensed Materials and Services to expand the coverage of or add features to any PCS Systems constructed or initiated under the Initial Order. Orders for such additional items received by Vendor during the term of this Agreement shall be received and accepted subject to the terms and conditions hereof.

1.6	ORDERS

All purchases under this Agreement shall be made by Orders issued by Customer from time to time subject to acceptance by Vendor in writing. All orders shall be deemed accepted within fifteen (15) days of order receipt from Vendor, unless Vendor notifies Customer to the contrary. Each Order shall reference this Agreement and applicable Addendum Customer shall communicate Orders to the Vendor in the manner specified by Vendor. All Orders submitted by Customer shall be deemed to incorporate and be subject to the terms and conditions of this Agreement unless otherwise agreed in writing. While it is Vendor’s responsibility to provide Customer with an acknowledgment of each order received, it is Customer’s responsibility to advise Vendor of any missing or late notifications to insure that the order has not been lost. No provision or data on any order or contained in any documents attached to or referenced in any order, any subordinate document (such as shipping releases), shall be binding, except data necessary for Vendor to fill the order. All such other data and provisions are hereby rejected. Electronic orders shall be binding on Customer notwithstanding the absence of a signature.

Vendor shall be entitled to place any order on hold, delay shipment, and/or reject an order or suspend performance of its obligations under this Agreement, in whole or in part, only (i) in the event that Customer has insufficient credit limits; (ii) or Customer fails to make any payment on or before the due date; or (iii) Event of Default as defined in Section 1.18 Termination. Vendor shall notify Customer within three (3) business days prior to the suspension, delay or rejection of an Order. Any additional costs to Vendor occasioned by the stoppage and subsequent resumption of performance shall be Customer’s responsibility, and Vendor will be allowed a reasonable extension of time (which shall not be shorter than the duration of Customer’s breach) to complete its obligations.

Contract No. LNM070600KAR

1.7	CHANGES TO ORDERS

The parties may, by mutual agreement, make changes to an Order (“Change”). The party asking for a Change shall describe in writing the details of the requested Change (“Change Order Request”). Vendor shall provide in writing to Customer a summary of any and all adjustments to the charges and other changes resulting from the Change Order Request. In no event shall any Change be effective or acted upon in any way until such time as i) an authorized representative of each party has agreed to the terms of the Change Order Request in writing and ii) Vendor has received an Order from Customer for any additional charges resulting from the Change Order Request.

1.8	PRICES

The applicable prices and charges for each Order shall be set forth in the appropriate addendum or in a firm price quotation made by Vendor or, if not set forth in either of those, in Vendor’s customer price lists in effect on the day Vendor receives the Order. All firm price quotes shall be deemed to incorporate this Agreement. In the event provisions of a firm price quote conflicts with this Agreement, the Agreement shall supersede the comparable provisions with respect to the Products described in such quote, unless both parties agree that the provisions of the quote will supersede the Agreement.

1.9	INVOICES AND TERMS OF PAYMENT

Vendor shall invoice Customer all amounts due for Products and Software upon shipment. Vendor will invoice Customer all amounts due for maintenance, management and other recurring Services in advance and charges for engineering, installation and other nonrecurring Services as incurred. Customer shall pay the undisputed portions of such invoiced amounts within 45 days after the invoice date. Overdue but undisputed payments shall be subject to a late payment charge of 1% per month of the overdue and undisputed amount or the maximum rate allowed by law, whichever is less. Invoices paid within 10 days after the invoice date shall be discounted and Customer may deduct 1% from such invoices. If Customer fails to make payments when due and such payments are not subject to a Dispute Notice (defined below), Vendor may, at its discretion, and without prejudice to its other rights, require Customer to prepay for further purchases. Customer will reimburse Vendor for reasonable attorneys’ fees and other costs associated with collecting delinquent payments.

Contract No. LNM070600KAR

1.10	BILLING DISPUTES

Customer shall notify Vendor of any billing discrepancies or disputes about an invoice within 30 days after invoice date, specifying with particularity the basis of any such dispute (“Dispute Notice”). The Parties shall negotiate in good faith to resolve any Dispute Notice. When so resolved, any payment which may have been made by Customer in excess of the resolution amount shall be, at Customer’s option, (i) credited against outstanding fees, charges and/or accounts receivable due and owing by Customer, or (ii) refunded to Customer. Any amount owed by Customer when so resolved shall be paid by Customer within 30 days of the resolution of the dispute. Vendor shall continue to ship Product and comply with the invoicing and payment terms of this Agreement during any such dispute. Customer is obligated to pay the undisputed portion of any invoice subject to a Dispute Notice.

Notwithstanding anything contained to the contrary in this section, with regard to EV-DO projects, in the event Customer remits an overpayment or either Party discovers a material error in their respective correspondence, including but not limited, to purchase orders, invoices, or shipping, after the Dispute Notice period, the Parties shall reasonably cooperate with each other to resolve such error. Each Party agrees to notify the other of such errors within 45 days from invoice date, and any and all errors must be resolved within 180 days from the date of shipment.

1.11	DELIVERY AND INSTALLATION SCHEDULE

The Parties acknowledge and agree that both Parties’ performance is important to the other’s business operations and shall use commercially reasonable efforts to ensure agreed upon schedules are met.

1.12	TRANSPORTATION

Vendor’s prices for Products and Licensed Materials do not include freight charges or related transportation Services or charges therefore, unless expressly stated in writing by Vendor to the contrary. Vendor, in accordance with its normal practices, will arrange for transportation for such items, will prepay transportation, if appropriate, and invoice transportation charges.

If Customer elects to route Products and/or Licensed Materials or to arrange for transportation, Vendor will provide related services subject to a separate fee.

Premium transportation will only be used with Customer’s concurrence.

Contract No. LNM070600KAR

1.13	PACKING, MARKING, AND SHIPPING

Vendor shall, at no additional charge, pack and mark shipping containers in accordance with its standard practices for domestic shipments. Where in order to meet Customer’s requests, Vendor packs and/or is required to mark shipping cartons in accordance with Customer’s specifications, Vendor shall invoice Customer additional charges for such packing and/or marking.

Vendor shall:

(a)	Enclose a packing memorandum with each shipment and, if the shipment contains more than one package, identify the package containing the memorandum; and

(b)	Mark Products as practicable for identification in accordance with Vendor’s marking specifications (e.g., model/serial number and month and year of manufacture).

Partial shipments under an order may be made by Vendor and separately invoiced.

1.14	TITLE AND RISK OF LOSS

Title to Products and risk of loss for Products and Licensed Software shall pass from Vendor to Customer upon delivery to the location specified by Customer in the Purchase Order, unless otherwise agreed in writing by the parties. Provided however, for all Customer locations where warehouse delivery has been requested, title and risk of loss shall pass upon delivery to the Customer’s designated warehouse location.

1.15	COMPLIANCE WITH LAWS

Performance under this Agreement shall be subject to all applicable laws, orders, and regulations of federal, state, and local governmental entities.

1.16	TAXES

Except for taxes on Vendor’s income, Customer shall pay all applicable taxes that any governmental or taxing authority may impose upon the purchase, license, ownership, possession, use, operation or relocation of any Product, Software or Service furnished under this Agreement.

1.17	TRAINING

Vendor will make available Vendor’s standard training for Customer’s personnel in the planning for, operation and maintenance of Products and Software furnished hereunder in accordance with Vendor’s published prices at Vendor’s training locations or as mutually agreed. See Attachment A for Customer’s allocated training.

Contract No. LNM070600KAR

1.18	TERMINATION

Either Party shall have the right to terminate this Agreement in its entirety and/or terminate affected Purchase Orders only or suspend performance hereunder (including the suspension of performance of all outstanding Orders) and without prejudice to any other rights or remedies which it may have under this Agreement, upon the occurrence and during the continuance of any of the following events, each of which shall constitute a material breach of this Agreement by such Party (each, an “Event of Default”): (i) A Party (A) files a voluntary petition in bankruptcy or has an involuntary petition in bankruptcy filed against it that is not dismissed within sixty (60) days of such involuntary filing, (B) admits the material allegations of any petition in bankruptcy filed against it, (C) is adjudged bankrupt, (D) is unable generally to pay its debts as they mature, (E) makes a general assignment for the benefit of its creditors, or has a receiver appointed for all or a substantial portion of its assets that is not discharged within sixty (60) days after such appointment, or (F) commences any proceeding for relief from its creditors in any court under any state insolvency statutes; or (ii) assigns performance of its obligations other than as permitted under this Agreement; or (iii) fails to timely pay any undisputed amount owed to Vendor as per Section1.9, Invoicing and Terms of Payment; or (iv) materially breaches any other obligation under this Agreement, provided that such material breach is not cured, or if the material breach is uncurable, substantial progress toward a cure has not been made, within thirty (30) calendar days following a Party’s receipt of written notice from the other requiring it to do so. Notwithstanding the foregoing, Customer must fulfill its payment obligations respecting Orders for Products, Licensed Materials and Services already shipped or performed.

Upon receipt of notice from Customer of termination or suspension of any order or of the Agreement under this Section or if Vendor terminates or suspends any order or the Agreement pursuant to this Section, Vendor will cancel outstanding orders, discontinue deliverables or services thereunder. Unless termination is caused by a breach of the Agreement by the Vendor, Customer shall also pay Vendor for any costs and expenses incurred or irrevocably committed to by Vendor with respect to products, Licensed Materials or Services or other materials not yet delivered or not completely performed as of the date of termination or suspension, any charges charged by Vendor’s subcontractors or suppliers for early termination or suspension and the cost of removing and reshipping any material, products or Licensed Materials from Customer’s sites. In addition for any suspension of work, not caused by Vendor’s uncured breach of the Agreement, any additional costs to Vendor occasioned by the stoppage and subsequent resumption of performance shall be Customer’s responsibility, and Vendor will be allowed a reasonable extension of time to complete its obligations.

Contract No. LNM070600KAR

1.19	PATENTS AND COPYRIGHTS

Vendor reserves all intellectual property and proprietary rights in and to i) all methodologies, designs, engineering details, and other data pertaining to the Products and Software, ii) all original works, computer programs, updates developed in the course of providing the Products and Software.

Subject to the conditions and exceptions stated below, in the event of any claim, action, proceeding or suit by a third party against Customer alleging that a Product or Software furnished by Vendor (including, without limitation, both Vendor and third party Software) infringes any US (i) patent, (ii) copyright, or (iii) trade secret, Vendor will defend Customer, will reimburse Customer for any cost, expense or attorneys’ fees incurred at Vendor’s written request or authorization and will indemnify Customer against any liability assessed against Customer in a final judgment on account of such infringement or violation arising out of such use. The preceding obligations are conditioned upon Customer giving Vendor prompt written notice of the claim and information, reasonable assistance, and sole authority to defend and to settle the claim. In the defense or settlement of a claim, Vendor shall, in its reasonable judgment, and at its option and expense: (i) obtain for Customer the right to continue using the Product or Software, or (ii) replace or modify the Product or Software so that it becomes non-infringing. If none of the foregoing options is practical, Vendor shall use reasonable commercial best efforts to promptly inform Customer and Vendor will remove the enjoined Product or Software and refund the amount paid to Vendor for the infringing materials, less a reasonable charge for any actual period of use by Customer. Vendor shall not be liable to Customer under this section to the extent that any infringement or claim (i) arises from use of the Product or Software in combination with equipment or software not supplied or authorized by Vendor or (ii) arises from adherence to design modifications, specifications, drawings, or written instructions which Vendor is directed by Customer to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product or Software of Vendor’s design or selection or (iii) arises from modifications of the Product or Software not made by or authorized by Vendor which, if not made, the Product or Software would not be infringing or (iv) resides in a Product or Software which is not of Vendor’s origin and which is furnished by Customer to Vendor for use under this Agreement; or (v) arises from adherence to instructions to apply Customer’s trademark, trade name, or other company identification. In the foregoing cases numbered (i) through (v), Customer shall defend and indemnify Vendor, subject to the same terms and conditions and exceptions stated above with respect to Vendor’s rights and obligations under this clause.

The foregoing states Vendor’s entire obligation, and Customer’s sole and exclusive remedy, with respect to any claim of infringement of any patent, copyright, trade secret or other intellectual property or proprietary right which a third party may have against Customer.

Contract No. LNM070600KAR

1.20	CONFIDENTIAL INFORMATION

Recipient may use the Confidential Information solely to fulfill its obligations under this Agreement (the “Purpose”) and will not disclose the Confidential Information to any third party, except as expressly provided herein. Recipient may disclose the Confidential Information only to those having both a need to know to accomplish the Purpose and an obligation to protect information as required by this Agreement. In addition, Confidential Information of Discloser may also be disclosed to Recipient’s affiliates, subcontractors and agents (provided, in the case of Vendor’s Confidential Information, they are not competitors to Vendor) which, in each case, have a need to know to accomplish the Purpose, and provided Recipient warrants, and is liable for, such affiliate’s, subcontractor’s and agent’s compliance with the terms of this Agreement. An individual who has seen Discloser’s Confidential Information under this Agreement shall not be precluded from working on projects for the receiving party that relate to similar subject matters whether during or after the term of this Agreement, provided that the individual does not use or make reference to the Discloser’s Confidential Information.

Recipient’s obligation of confidentiality and restriction on use will not apply to Confidential Information if, and then only to the extent that it is: (a) known to Recipient before receipt from Discloser; (b) generally available to the public (or becomes so) without the fault or negligence of Recipient; (c) rightfully received by Recipient from a third party without a duty of confidentiality; or (d) independently developed by Recipient or its affiliates without any use of Discloser’s Confidential Information.

All copies and excerpts of the Confidential Information shall be promptly returned to Discloser upon request. Recipient may choose to destroy such copies and excerpts instead of returning them, if Recipient provides Discloser with a written representation to such effect.

Nothing herein shall be construed as granting Recipient any rights, express or implied, including without limitation any intellectual property rights, in Discloser’s Confidential Information, other than the limited right to use it to accomplish the Purpose.

The term “Information” or “Confidential “as used in this clause does not include Software (whether or not embodied in Firmware) or Related Documentation for purposes of use. The use of Software and Related Documentation is governed by Article III of this Agreement.

1.21	NOTICES

All notices under this Agreement shall be in writing (except where otherwise stated) and shall be addressed to the addresses set forth below or to such other address as either party may designate by notice pursuant hereto. Such notices shall be deemed to have been given when received.

Contract No. LNM070600KAR

Vendor:	Lucent Technologies Inc.
900 North Point Parkway
Alpharetta, GA 300005
Attn: Contract Director
	Phone:	(770) 750-2300
	Fax:	(678) 297-6553

Customer:	NTELOS Inc.
P.O. Box 1990
Waynesboro, VA 22980
Attn: Sr. V.P. Operations & Engineering
	Phone:	(540) 946-3500
	Fax:	(540) 946-3599

1.22	RIGHT OF ACCESS

Each party shall provide the other access to its facilities reasonably required in connection with the performance of the respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required. Neither party shall require releases of any personal rights in connection with visits to its premises.

1.23	RELATIONSHIP OF THE PARTIES

Each Party is an independent contractor and is not an agent of the other. This Agreement does not create an agency, partnership, joint venture, or similar business relationship between the parties.

1.24	SUBCONTRACTORS

Nothing shall preclude a Party from employing a subcontractor in carrying out its obligations under this Agreement. A Party shall give written notice to the other Party prior to the use of a subcontractor. A Party’s use of such subcontractor shall not release the Party from its obligations under this agreement. Notwithstanding the foregoing, Vendor may subcontract all or part of its performance under this Agreement to any of its affiliates or any third party without the need to obtain consent or written notice of the Customer, provided that Vendor is responsible for the acts or omissions of such subcontractor while performing under this Agreement.

1.25	LIMITATION OF LIABILITY

EXCEPT FOR AMOUNTS OWED BY VENDOR TO CUSTOMER PURSUANT TO THE UNPLANNED OUTAGE SECTION 1.35, VENDOR’S MAXIMUM CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, OR OTHERWISE, SHALL NOT EXCEED $2,000,000 (TWO MILLION DOLLARS). VENDOR’S MAXIMUM CUMULATIVE LIABILITY FOR PATENT AND COPYRIGHT INFRINGEMENT IN SECTION 1.21 SHALL NOT EXCEED $4,000,000 (FOUR MILLION DOLLARS).

Contract No. LNM070600KAR

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER VENDOR NOR CUSTOMER (OR THEIR AFFILIATES OR SUPPLIERS) SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA, OR LOSS OF USE DAMAGES, ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE OTHER PARTY WAS AWARE OF OR WAS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

1.26	FORCE MAJEURE

In no event shall either Party have any claim or right against the other Party for any delay or failure of performance by such other Party if such delay or failure of performance is caused by or the result of causes beyond the reasonable control of such other Party, its suppliers and subcontractors including, but not limited to, act of God, fire, flood, earthquake, the elements or other natural catastrophe; laws, orders, rules, regulations, directions or actions of governmental authorities having jurisdiction over the subject matter of this Agreement or any civil or military authority; strike, labor dispute, embargo, explosion, water; the condemnation or taking by eminent domain of any of a Party’s facilities used in connection with the Products, national emergency, insurrection, riot, act of terrorism or war; inability to secure raw materials or transportation facilities; acts or omissions of carriers or suppliers not under the control of such other party; or other similar occurrence.

1.27	ASSIGNMENT

Neither party shall assign its rights or delegate its duties (in whole or in part) under this Agreement except to an Affiliate without the other party’s prior written consent. The assigning party shall give the non-assigning party prompt written notice of the assignment. Any purported assignment in contravention of this paragraph is void.

1.28	NO PUBLICITY

Each party agrees to submit to the other party, for prior written approval to be granted or withheld in that other party’s sole discretion, all press releases, other publicity matters, and any marketing materials in which such other party’s name or mark, or the name or mark of any of its affiliates, is mentioned and any language from which said name or mark may be reasonably inferred.

Contract No. LNM070600KAR

1.29	NON-SOLICITATION

During the term of the Agreement, neither Party shall solicit for employment or hire any employee of the other Party with whom that Party has had contact or who became known to that Party in connection with the performance of this Agreement; provided, however, that the foregoing provision will not prevent a Party from employing any such person who (i) on his or her own initiative and without any direct or indirect solicitation or encouragement, contacts a Party following his or her termination without cause from the other Party or (ii) responds to a public or general solicitation not targeted at such person.

1.30	SURVIVAL OF OBLIGATIONS

The parties’ rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation, or expiration.

1.31	SEVERABILITY

In the event that any provision of this Agreement or portions thereof is held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

1.32	WAIVER

If either Party fails to enforce any right or remedy available under this Agreement, that failure shall not be construed as a waiver of any right or remedy with respect to any other breach or failure by the other Party.

1.33	CUSTOMER RESPONSIBILITY

Customer shall, at no charge to Vendor, provide Vendor with such electrical and environmental conditions, technical information, data, technical support, or assistance as may reasonably be required by Vendor to fulfill its obligations under this Agreement, any subordinate agreement, or order. If Customer fails to provide the required conditions, information, data, support, or assistance, Vendor shall be discharged from any such obligation.

Contract No. LNM070600KAR

1.34	DISPUTE RESOLUTION

Senior Management of either Party may, upon notice and within five (5) business days of receipt of a notice from the other Party elect to utilize a non-binding resolution procedure whereby each presents its case before a panel consisting of two senior executives of each of the Parties and, if such executives can agree upon such an individual, a mutually acceptable neutral advisor. If a Party elects to use the procedure set forth in this clause, the other Party shall participate. The hearing shall occur no more than ten (10) business days after a Party serves notice to use the procedure set forth in this clause. If the matter cannot be resolved by such senior executives, the neutral advisor, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each Party’s position on the merits of their dispute. The Parties shall each bear their respective costs incurred in connection with the procedure set forth in this clause, except that they shall share equally the fees and expenses of the neutral advisor, if any, and the cost of the facility for the hearing.

1.35	UNPLANNED OUTAGES

For the purposes of this section, a “Critical Fault” means any unplanned system outage which results in the unavailability, during normal commercial service, of more than ten percent (10%) of the call processing capability of a Product or Software that is a major network element, and which is due to failure of Vendor’s Products and Software obtained from and installed by Vendor to conform to their Specifications. Events or activities outside of or beyond Vendor’s control, including commercial or generator power failures or events of Force Majeure, shall not be deemed to be a Critical Fault. Vendor planned events such as maintenance and upgrade activities are excluded from Critical Faults to the extent that the time for such planned event does not exceed Customer’s agreed to maintenance window.

During the applicable warranty period for the affected major network element, and provided that the affected element is covered by a maintenance program, for each single occurrence of a Critical Fault of a major network element, to the extent caused solely by Vendor or Vendor’s Products or Software, Vendor shall credit Customer towards future purchases (or licenses) of Vendor’s Products or Licensed Materials using the method for calculating such credit as described below:

Determine exact duration of the Critical Fault outage in minutes (hereinafter referred to as the “Critical Fault Duration” or “CFD”). The CFD shall start upon Customer’s notification of such unplanned outage to Vendor and shall continue until the Critical Fault ceases. Excluded from the CFD shall be the travel time of Customer’s maintenance personnel when travel is necessary to reach a defective Major Network Element.

Calculate Lost Minutes of Use: Using Customer data for the same time of day or night as the CFD occurred during the three weeks prior to the Critical Fault, derive the average number of minutes that the affected Major Network Element was in use during such periods. Hereinafter this will be referred to as “Average Minutes of Use” or “AMOU’s”.

Contract No. LNM070600KAR

The billable rate for AMOU’s is Four Cents ($.04) (hereinafter referred to as the “Billable Rate” or “BR”).

Customer and Vendor will mutually agree on the percentage of call processing impact within two (2) weeks after the occurrence of a Critical Fault (hereinafter referred to as “Call Processing Impact” or “CPI”).

Formula for calculating credit owed to customer:

AMOU’s x BR x CPI = Credit Owed to Customer

When a Critical Fault is due to errors jointly attributable to Customer and Vendor, any credits owed shall be reduced by the percentage of responsibility attributable to Customer and by the amount of Vendor’s expenses associated with resolving that portion of the Critical Fault attributable to Customer.

In the event that data is not available to calculate the credit owed for a Critical Fault, Customer and Vendor will work in good faith to mutually agree in writing on an alternative method for calculating the credit due customer.

Notwithstanding anything to the contrary in this Section, if Customer fails to purchase and maintain the Software Updates, no damages shall apply. Furthermore, Vendor’s cumulative liability for all Critical Faults that occur during each year of the term of this Agreement shall be limited to Five Hundred Thousand Dollars ($500,000.00). Credits not used before the expiration or termination of this Agreement shall be null and void. Customer’s exclusive remedy, and Vendor’s entire liability, for damages related to Critical Faults shall be the credits described above.

Customer shall give Vendor prompt written notice of any claim. Any action or proceeding against Vendor must be brought within 24 months after the cause of action accrues.

1.36	CUSTOMER OBLIGATIONS

Customer represents and warrants that it is buying the Products and licensing the Software for its own internal use and not for resale. Customer acknowledges that the transfer and use of Products, Software, and technical information and the performance of Services outside the United States are subject to U.S. export laws and regulations. Customer shall not use, distribute, transfer, or transmit the Products, Software, or technical information (even if incorporated into other products) except in compliance with U.S. export laws and regulations. At Vendor’s request, Customer shall sign written assurances and other export-related documents as may be required for Vendor to comply with U.S. export regulations.

Contract No. LNM070600KAR

1.37	AMENDMENT

Any modification or addition to this Agreement shall be in writing and signed by authorized representatives of both Parties. In case of any conflict between the provisions of this Agreement and of an Addendum (including its attachments), the provisions of the Addendum shall take precedence.

1.38	CHOICE OF LAW

The laws of the State of New York as applied to contracts formed and intended to be performed within such state, without regard to principles of conflicts of law, govern all matters arising out of or related to this Agreement, including, without limitation, its construction, interpretation, performance and enforcement.

1.39	HEADINGS

The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting it or as amplifying or limiting any of its content.

1.40	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Contract No. LNM070600KAR

2. ARTICLE II

PROVISIONS APPLICABLE TO THE PURCHASE OF PRODUCTS

2.1	GENERAL

The provisions of this Article II shall be applicable to the purchase of Products from Vendor. If Software is also to be licensed for Use on a purchased Product, or if a Product is also to be engineered or installed by Vendor, the provisions of Articles III and IV shall also be applicable.

2.2	PRODUCT AVAILABILITY & DISCONTINUANCE

Where possible, Vendor shall notify Customer within a reasonable period of time, before Vendor discontinues accepting orders for a Vendor’s Manufactured Product sold under this Agreement. Vendor commits to Customer that Vendor will support the Vendor’s Products with parts availability, and hardware and software support in accordance with the Agreement for a minimum of five (5) years after the effective date of discontinuance of each type of such Product. During the term of the Agreement, where possible, Vendor agrees to give Customer not less than one (1) year’s prior written notice of Vendor’s intent to discontinue any Product being supplied by Vendor to Customer under the Agreement. Such notice does not apply in instances where Vendor’s suppliers have not provided Vendor with the requisite notice or in the event of a shutdown of the manufacturing facilities, or in the event where Vendor has made a compatible alternate product or item of product available to Customer. In such instances the notice period shall be as much as is reasonably possible under the circumstances.

Further, where Vendor offers a functionally equivalent Product for sale, the notification period may vary. The notification period does not apply in instances where the Vendor’s suppliers have not provided the Vendor with the requisite notice or in the event of a shutdown of the manufacturing facilities or in the event where compatible alternate Products or item of Products are available to Customer. In such instances the notice period shall be as much as is reasonably possible in the circumstances.

Contract No. LNM070600KAR

2.3	DOCUMENTATION

Vendor shall furnish to Customer, at no additional charge, one copy of documentation for the Products provided hereunder sufficient to operate and maintain such Products. Such documentation will be that customarily provided by Vendor to its Customers at no additional charge. Such documentation shall be provided prior to, with, or shortly after the shipment of the Products from Vendor to Customer. Additional copies of the documentation are available at prices set forth in the Customer Price List.

2.4	PRODUCT COMPLIANCES

A Product furnished hereunder shall comply, to the extent required, with the requirements of Part 24 of the Federal Communication Commission’s Rules and Regulations pertaining to personal communications services in effect upon delivery of such Product. In addition, a Product furnished hereunder shall comply, to the extent required, with the requirements of Subpart J of Part 15 of the Federal Communication Commission’s Rule and Regulations in effect upon delivery of such Product, including those sections concerning the labeling of such Product and the suppression of radio frequency and electromagnetic radiation to specified levels. Vendor makes no undertaking with respect to harmful interference caused by (i) installation, repair, modification or change of Products or Software by other than Vendor; (ii) Products being subjected to misuse, neglect, accident or abuse by other than Vendor; (iii) Products or Software being used in a manner not in accordance with operating instructions or in a suitable installation environment or operations of other equipment in the frequency range reserved for Customer within the Licensed Area.

Vendor assumes no responsibility under this clause for items not specified or supplied by Vendor. Type acceptance or certification of such items shall be the sole responsibility of Customer.

2.5	PRODUCT CHANGES

Prior to the shipment of a Product, Vendor may at any time make changes in a Product furnished pursuant to this Agreement, or modify the drawings and published specifications relating thereto, or substitute Products of later design to fill an order, provided the changes, modifications, or substitutions under normal and proper use do not impact upon the Form, Fit, or Function of an ordered Product as identified in Vendor’s specifications.

Contract No. LNM070600KAR

2.6	SECONDARY MARKET PURCHASES

Customer shall not have the right to purchase, other than directly from Vendor, any of the PCS CDMA System Products. Subject to the foregoing Customer in its sole discretion may purchase any other Vendor Products on the secondary equipment market, and Customer shall notify Vendor at the time of such purchase. Such purchases shall not contribute to the Customer’s procurement of the Initial Order. Products purchased on the secondary market are not covered by Vendor’s warranty. Customer will be responsible for payment to Vendor of any licensing fees for Software associated with Products purchased on the secondary market. Licensing fees for Software associated with secondary market Products will be in accordance with licensing fees paid under this Agreement for similar type Products.

Notwithstanding anything contained to the contrary of the foregoing, Vendor’s software license is not transferable for any reason; Customer shall offer Vendor the right of first refusal to buyback any Product it desires to sell on the open market; and if right of first refusal is denied, Customer shall provide written notice to Vendor of the name and address of the purchaser of the Product, which shall not be a competitor to Vendor.

2.7	SPECIFICATIONS

Upon request, Vendor shall provide to Customer, at no charge, one (1) copy of Vendor’s available commercial specifications applicable to Products orderable hereunder. Additional copies are available at the applicable price therefore.

2.8	CUSTOMER TECHNICAL SUPPORT

Vendor provides Customer Technical Support for the PCS through the Customer Technical Support Organization (CTSO). The CTSO provides diagnostic center support, performance measurement and system engineering services at its then standard prices, terms and conditions for such services. Special, unusual or customized services may be billable, depending upon the nature of the request.

Contract No. LNM070600KAR

2.9	WARRANTY

The Warranty Period for Products manufactured by Vendor is 24 months. The Warranty Period for Software manufactured by Vendor for PCS switching and base stations is 12 months. The Warranty Period begins on the date of shipment, unless Vendor installs, in which case the Warranty Period begins on the date Vendor completes installation. Vendor warrants to Customer only that (i) during the applicable Warranty Period, Products manufactured by Vendor and purchased hereunder are free from defects in materials and workmanship and substantially conform to Vendor’s published specifications; and (ii) during the applicable Warranty Period, Software developed by Vendor and licensed hereunder will be free from those defects which materially affect performance in accordance with the Specifications. If, under normal and proper use, any Product or Software does not function as warranted during the applicable Warranty Period, and Customer promptly notifies Vendor in writing during the applicable Warranty Period and follows Vendor’s instructions regarding return of such defective or non conforming Product or Software, Vendor will promptly repair the Product so that it conforms to the warranty or will promptly replace it with an equivalent Product as specified in the “Repair and Return Process”.

Any Services performed by Vendor or Customer will be performed in a professional and workmanlike manner. If Services are not performed as warranted and Vendor is notified in writing by Customer within 30 days upon completion of the date of the performance of the Service giving rise to the claim, Vendor, at its option, either will promptly re-perform or correct the non-conforming Services or render a credit for the defective or non-conforming portion of the Services based on the original charge for the Services.

Contract No. LNM070600KAR

Vendor shall have no obligation under the warranty to make corrections, repairs, or replacements for defective conditions or non-conformities which result, in whole or in part, from (i) negligence of Customer, (ii) misuse by Customer or by alteration or modification of Products not authorized by Vendor or failure to apply previously applicable Vendor-directed modifications or corrections, (iii) non-Vendor products or (iv) causes external to the Product or Software such as, but not limited to, power failure or electric power surges; (v) accident or abuse; (vi) wiring, repairing, splicing, alteration, installation, storage or maintenance which is improper and is not performed by Vendor; or (vi) use in a manner not in accordance with the Specifications or operating instructions. In addition, Vendor makes no warranty with respect to Products or Software which were not purchased or licensed from Vendor under this Agreement or which have had their serial numbers or month and year of manufacture removed or altered; with respect to expendable items, including, without limitation, fuses, light bulbs, motor brushes and the like; or with respect to defects related to Customer’s data base errors. No warranty is made that Software will run uninterrupted or error free. Warranty does not include: Vendor’s assisting in diagnostic efforts; access to Vendor’s technical support web sites databases or tools; product integration; on-site assistance; or product documentation updates. These Services are available either during or after the warranty period at Vendor’s published prices. With respect to Products or Software or partial assembly of Products furnished by Vendor but not manufactured by Vendor, Vendor hereby assigns to Customer, to the extent permitted, the warranties given to Vendor by its vendors of such items.

THESE WARRANTIES AND LIMITATIONS ARE CUSTOMER’S EXCLUSIVE WARRANTIES AND SOLE REMEDIES AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE DISCLAIMED. CUSTOMER’S SOLE AND EXCLUSIVE REMEDY, AND VENDOR’S SOLE OBLIGATION HEREUNDER, SHALL BE TO REPAIR, REPLACE, OR CREDIT AS SET FORTH ABOVE.

Contract No. LNM070600KAR

3. ARTICLE III

PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE

3.1	GENERAL

The provisions of this Article apply to the granting of licenses pursuant to this Agreement by Vendor to Customer for Licensed Materials.

3.2	LICENSE

Upon delivery of Licensed Materials, but subject to payment of all applicable license fees including, but not limited to, any continuing up-date fees, Vendor grants to Customer a personal, nontransferable, and nonexclusive license pursuant to this Agreement to Use Licensed Materials in the Territory with either the Designated Processor or temporarily on any comparable replacement, if the Designated Processor becomes inoperative, until the Designated Processor is restored to operational status. Customer shall Use Licensed Materials only for its own internal business operation.

The license grants Customer no right to and Customer will not sublicense such Licensed Materials, and Customer shall not directly or indirectly: (a) modify, copy, transmit, alter, merge, decompile, disassemble, reverse engineer or adapt any portion of the Licensed Material, (b) encumber, time-share, rent or lease the rights granted herein; (c) manufacture, adapt, create derivative works of, localize, port or otherwise modify any Licensed Material , (d) disclose or otherwise make available the Licensed Material to any third party or (e) enable any Software features or capacity which Vendor licenses as separate products without Vendor’s prior written consent.

Contract No. LNM070600KAR

At Vendor’s request and upon reasonable prior written notice, Vendor will have the right to inspect and audit Customer’s compliance with this Section during normal business hours, provided such audit does not interfere with Customer’s normal network operations. Customer will cooperate with the audit and will grant assistance and access to applicable records, materials, personnel, Products and Licensed Materials. In addition, Customer will provide remote access to its systems to Vendor to enable Vendor to electronically audit Customer’s compliance with the Section and Agreement. If an audit reveals that Customer possesses or at any time possessed unlicensed copies of any Licensed Materials, or use of any Licensed Materials beyond the licensed features or capacity restrictions or beyond the terms stated herein, then Customer shall pay Vendor the applicable license fees (plus interest) and the costs incurred in the audit immediately upon request. If an audit is performed and Customer has inadvertently activated a feature, Customer shall not be charged for such use should Customer wish to deactivate it. However, in the event Customer desires to maintain the feature, Customer shall be charged Vendor’s fee for such feature, which shall not be retroactive.

If the terms set forth in this Section differ from the terms of any license agreement packaged or otherwise provided with the Licensed Materials (“an Additional License”), the terms of the Additional License shall govern to the extent that terms of the Additional License are inconsistent with the terms set forth in this Section. Vendor’s licensors shall be third party beneficiaries of the Agreement with respect to their Licensed Materials.

3.3	TITLE, RESTRICTIONS AND CONFIDENTIALITY

All Licensed Materials (whether or not part of Firmware) furnished by Vendor, and all copies thereof made by Customer, including translations, compilations, and partial copies are the property of Vendor.

Except for any part of such Licensed Materials which is or becomes generally known to the public through acts not attributable to Customer, Customer shall hold such Licensed Materials in confidence, and shall not, without Vendor’s prior written consent, disclose, provide, or otherwise make available, in whole or in part, any Licensed Materials to anyone, except to its employees having a need- to-know. Customer shall not copy Software embodied in Firmware. Customer shall not make any copies of any other Licensed Materials except Customer may make one copy of any Licensed Material for backup and archival purposes provided that Customer shall reproduce and include any Vendor copyright and proprietary notice on all such copies of the Licensed Materials. Customer shall also mark all media containing such copies with a warning that the Licensed Materials are subject to restrictions contained in an agreement between Vendor and Customer and that such Licensed Materials are the property of Vendor. Customer shall maintain records of the number and location of all copies of the Licensed Materials.

Customer shall take appropriate action, by instruction, agreement, or otherwise, with the persons permitted access to the Licensed Materials so as to enable Customer to satisfy its obligations under this Agreement.

Contract No. LNM070600KAR

When the Licensed Materials are no longer needed by Customer, or if Customer’s license is canceled or terminated, Customer shall return all copies of such Licensed Materials to Vendor or follow written disposition instructions provided by Vendor.

3.4	CHANGES IN LICENSED MATERIALS

Prior to shipment, Vendor may at any time modify the specifications relating to its Licensed Materials. Vendor may substitute modified Licensed Materials to fill an order, provided the modifications, under normal and proper Use, do not materially adversely affect the Use, Function, or performance of the ordered Licensed Materials. Unless otherwise agreed, such substitution shall not result in any additional charges to Customer with respect to licenses for which Vendor has quoted fees to Customer.

3.5	MODIFICATIONS TO SOFTWARE

Customer may request Vendor to make changes to Vendor’s Software. Upon receipt of a document describing in detail the changes requested by Customer, Vendor will respond in writing to Customer within ninety (90) days. If Vendor agrees to undertake such modifications, the response shall quote a proposed delivery date and a fee for a license under such modified Software.

3.6	MODIFICATION BY CUSTOMER

Customer is not granted any right to modify Software furnished by Vendor under this Agreement.

3.7	RELATED DOCUMENTATION

Vendor shall furnish to Customer, at no additional charge, one copy of the Related Documentation for Software furnished by Vendor pursuant to this Agreement. Such Related Documentation will be that customarily provided by Vendor to its Customers at no additional charge. Such Related Documentation shall be provided prior to, with, or shortly after provision of Software by Vendor to Customer. Additional copies of the Related Documentation are available at prices set forth in the Customer Price List.

3.8	CANCELLATION OF LICENSE

Notwithstanding anything contrary herein to the foregoing, if Customer fails to comply with any of the material terms and conditions of this Agreement and such failure continues beyond thirty (30) days after receipt of written notice thereof by Customer, Vendor, upon written notice to Customer, may cancel the Agreement and any affected license for Licensed Materials. Upon such termination, Customer will immediately pay all license fees outstanding, cease use of all Licensed Materials return or, at Vendor’s request, delete all copies of the Licensed Materials in Customer’s possession, and certify compliance with all of the obligations in this paragraph to Vendor in writing.

Contract No. LNM070600KAR

3.9	TAXES APPLICABLE TO SOFTWARE

Notwithstanding clause TAXES in Article I of this Agreement, Vendor shall not bill, collect, or remit any state or local sales or use tax with respect to the license of Software under this Agreement, or with respect to the performance of Services related to such software, which Customer represents to Vendor is not properly due under Customer’s interpretation of the law of the taxing jurisdiction, if (1) Customer submits to Vendor a written explanation of the authorities upon which Customer bases its position that the license or performance of Services is not subject to sales or use tax, and (2) Vendor agrees that there is authority for Customer’s position, provided, however, that Customer shall hold Vendor harmless for all costs and expenses (including, but not limited to, taxes and related charges payable under clause TAXES, and attorney’s fees) arising from the assertion by a taxing authority that the license of, or the performance of Services with respect to, the Software was subject to state or local sales or use tax.

Contract No. LNM070600KAR

4. ARTICLE IV

PROVISIONS APPLICABLE TO ENGINEERING,

INSTALLATION, AND OTHER SERVICES

4.1	GENERAL

The provisions of this Article IV shall be applicable to the furnishing by Vendor of Services other than Services furnished pursuant to any other Article of this Agreement.

4.2	CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON CUSTOMER’S SITE

Customer understands that Vendor is in the business of providing services drawing upon the knowledge, understanding and expertise Vendor has gained in the course of working with many varied customers. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to assign rights to or limit Vendor’s use of any information, know-how or knowledge to the extent it does not contain Customer’s Confidential Information.

Customer hereby grants to Vendor a non-exclusive, personal, royalty-free and non-transferable license to make, have made, use, execute, perform, copy (as reasonably necessary), sublicense, display, modify and make derivative works under any and all intellectual property rights owned by Customer to the extent necessary for furnishing Services and deliverables pursuant to the statements of work under this Agreement. Except as expressly set forth in this Agreement, no right or license is either granted or implied by either party to the other with respect to any technical or business information, or with respect to rights in any patents, trademarks, copyrights, trade secrets, mask work protection rights, and other intellectual property. Subject to Customer’s right, title and interest in Customer’s Confidential Information, any and all inventions, derivative works, improvements, developments or innovations made, conceived or devised by Vendor (and its contractors or consultants, as the case may be) in the course of performing Services under this Agreement, are (and shall be) the sole and exclusive property of Vendor, including but not limited to all rights, title and interest to patents, copyrights, trademarks and trade secrets therein.

Contract No. LNM070600KAR

4.2.1	ITEMS PROVIDED BY CUSTOMER

Except as the parties may have otherwise agreed for Turnkey Services, as set forth in this Agreement or in other agreements of the parties, Customer will be responsible for furnishing the following items (as required by the conditions of the particular installation or other on-site Service, hereinafter collectively referred to as the “Service”) at no charge to Vendor and these items will not be included in Vendor’s price for the Service. Vendor’s representative shall have the right to inspect the site prior to Service start date. Should Customer fail to furnish any of such items for which it is responsible after Vendor provides Customer notice, Vendor may furnish such items and charge Customer for them in addition to the prices otherwise charged by Vendor for the Service. Vendor will provide pricing to the Customer in advance of the charges.

Regulatory Commission Approvals—Prior to Service start date, obtain such approvals, licenses, permits, tariffs and/or other authorities from the Federal Communications Commission and state and local public utilities commissions as may be necessary for construction and operation of a Personal Communications Services System.

Easements, Permits and Rights-of-Way—Prior to Service start date, provide all rights-of-way, easements, licenses to come upon land to perform the Service, permits and authority for installation of Products and other items; permits for opening sidewalks, streets, alleys, and highways; and construction and building permits.

Access to Building and Work Site—Allow employees of Vendor and it subcontractors free access to premises and facilities at all hours during the scheduled Service or at such other times as are requested by Vendor. Customer shall obtain for Vendor’s and its subcontractors’ employees any necessary identification and clearance credentials to enable Vendor and its subcontractors to have access to the work site.

General Building Conditions—When Customer provides or arranges for a third party to provide facilities or structures for PCS installation services, Customer shall prior to Service start date:

a.	Consult with Vendor and provided Vendor reasonably requests additional information regarding a site, Customer shall provide Vendor with site surveys, blueprints, and any other engineering or architectural documents reasonably necessary to assist Vendor in determining the structural soundness of a site. Any costs associated with such determination shall be borne by Customer;

Contract No. LNM070600KAR

b.	Take such action as may be necessary to insure that the premises will be dry and free from dust and Hazardous Materials, including but not limited to asbestos, and in such condition as not to be injurious to Vendor’s or its subcontractors’ employees or to the materials to be installed. Prior to commencement of the Services and during the performance of the Service, Customer shall, if requested by Vendor, provide Vendor with sufficient data to assist Vendor’s supplier in evaluating the environmental conditions at the work site (including the presence of Hazardous Materials). The price quoted by Vendor’s supplier for the Service does not include the cost of removal or disposal of the Hazardous Materials from the work site. Customer is responsible for removing and disposing of the Hazardous Materials, including but not limited to asbestos, prior to commencement of the Service.

Sensitive Equipment—Prior to commencement of the Service, inform Vendor of the presence of any sensitive equipment at the work site (e.g., equipment sensitive to static electricity or light).

Repairs to Buildings—Prior to Service start date, make such alterations and repairs as are necessary for proper installation of items to be installed.

Openings in Buildings—Prior to Service start date, furnish suitable openings in buildings to allow the items to be installed to be placed in position, and provide necessary openings and ducts for cable and conductors in floors and walls as designated on engineering drawings furnished by Vendor.

Electrical Current, Heat, Light and Water—Provide electric current for charging storage batteries and for any other necessary purposes with suitable terminals where work is to be performed; provide temperature control and general illumination (regular and emergency) in rooms in which work is to be performed or Products or other items stored, equivalent to that ordinarily furnished for similar purposes in a working office; provide exit lights; provide water and other necessary utilities for the proper execution of the Service.

PCS Utility Requirements—Negotiate with the power and telephone companies for installation of the power and telephone facilities necessary to proper operation of the Products and/or other items being installed. The type and quantity of such facilities shall be subject to Vendor’s reasonable approval. Customer shall have the telephone company provide, place, install, extend and terminate telephone facilities into the PCS System; line up and test the telephone company facilities outside and inside the PCS System; and provide to Vendor copies of the test results prior to Vendor’s commencing integration testing of the PCS System.

Material Furnished by Customer—New or used material furnished by Customer shall be in such condition that it requires no repair and no adjustment or test effort in excess of that normal for new equipment. Customer assumes all responsibility for the proper functioning of such material. Customer shall also provide the necessary information for Vendor to properly install such material.

Furniture—provide and install all furniture.

Contract No. LNM070600KAR

Floor Space and Storage Facilities—Provide, during progress of the Service, suitable and easily accessible floor space and storage facilities (a) to permit storing major items of Products and other material closely adjacent to where they will be used, (b) for administrative and luncheon purposes, (c) for Vendor’s and its subcontractors’ employees’ personal effects, and (d) for tools and property of Vendor and its subcontractors. Where the Service is to be performed outside of a building or in a building under construction, Customer shall, in addition to the above requirements, as appropriate, permit or secure permission for Vendor and its subcontractors to maintain at the work site, storage facilities (such as trailers) for Products, materials and other items and for tools and equipment needed to complete the Service.

Watch Service—For PCS, provide normal security (for cell sites, commercial alarms) necessary to prevent admission of unauthorized persons to building and other areas where installation Service is performed and to prevent unauthorized removal of the Products and other items. Vendor will inform Customer as to which storage facilities at the work site Vendor will keep locked; such storage facilities will remain closed to Customer’s surveillance.

Use of Available Testing Equipment—Customer shall make available to Vendor: (1) the maintenance test facilities which are imbedded in equipment to which the Product or other item being installed will be connected or added, and (2) meters, test sets, and other portable apparatus that is unique to the item being installed. Vendor’s use of such test equipment shall not interfere with the Customer’s normal equipment maintenance functions.

Hazardous Materials Cleanup—At the conclusion of the Service, Customer shall be responsible for the cleanup, removal, and proper disposal of all Hazardous Materials present at Customer’s premises, except if the Hazardous Material is a result of Work being completed by Vendor.

Access to Existing Facilities—Customer shall permit Vendor reasonable use of such portions of the existing plant or equipment as are necessary for the proper completion of such tests as require coordination with existing facilities. Such use shall not interfere with the Customer’s normal maintenance of equipment.

Grounds—Customer shall provide access to suitable and isolated building ground as required for Vendor’s standard grounding of equipment. Where installation is outside or in a building under construction, Customer shall also furnish lightning protection ground.

Requirements for Customer Designed Circuits—Customer shall furnish information covering the proper test and readjust requirements for apparatus and requirements for circuit performance associated with circuits designed by Customer or standard circuits modified by Customer’s drawings.

Through Tests and Trunk Tests—Customer shall make required through tests and trunk tests to other offices after Vendor provides its notice of completion or notice of advanced turnover.

Contract No. LNM070600KAR

4.2.2	ITEMS TO BE FURNISHED BY VENDOR

The following items will be furnished by Vendor (if required by the conditions of the particular Service) and the price thereof is included in Vendor’s price for Service:

Protection of Equipment and Building—Vendor shall provide protection for Customer’s equipment and buildings during the performance of the Service and in accordance with Vendor’s standard practices.

Method of Procedure—Vendor shall prepare a detailed Method of Procedure (“MOP”) before starting work on live equipment. Customer shall review the MOP and any requested changes shall be negotiated. Customer shall give Vendor written acceptance of the MOP prior to start of the work.

The following items will be furnished by Vendor if requested by Customer, but Customer will be billed and shall pay for them in addition to Vendor’s standard or firm quoted price for the Services:

Protection of Buildings and Equipment—Vendor may provide protection of buildings and equipment in accordance with special practices of Customer differing from Vendor’s standard practices.

Maintenance—Maintenance of Products, Software and other items from completion of installation until date of acceptance.

Locally Purchased Items—Purchase of items indicated by Vendor’s specifications as needing to be purchased locally.

Readjusting Apparatus—Vendor may provide readjustment (in excess of that normally required on new apparatus) of apparatus associated with relocated or rewired circuits.

Cross-Connections (Other than to Outside Cable Terminations)—Vendor may run or rerun permanent cross-connections in accordance with revised cross-connection lists furnished by Customer.

Handling, Packing, Transportation and Disposition of Removed and Surplus Customer Equipment—Vendor may pack, transport, and dispose of surplus and removed Customer equipment as agreed by the parties.

Premium Time Allowances and Night Shift Bonuses—Vendor may have its Services personnel work premium time and night shifts to the extent that Vendor may deem such to be necessary to effect the required coordination of installing and testing operations or other Services because of Customer’s requirements.

Emergency Lighting System—Vendor may provide new emergency lighting system (other than the original ceiling mounted stumble lighting) to satisfy illumination and safety needs of Products of certain heights.

Contract No. LNM070600KAR

4.3	WORK DONE BY OTHERS

Work done at the site by Customer or its other vendors or contractors shall not interfere with Vendor’s performance of the installation or other Services. If Customer or its other vendors or contractors fail to timely complete the site readiness or if Customer’s or its other vendors or contractors’ work interferes with Vendor’s performance, the scheduled completion date of Vendor’s Services under this agreement shall be extended as necessary to compensate for such delay or interference.

Contract No. LNM070600KAR

5. ARTICLE V

ENTIRE AGREEMENT AND EXECUTION

5.1	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement, and supersedes all prior oral and written understandings, between the parties regarding the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) indicated.

NTELOS Inc.		LUCENT TECHNOLOGIES Inc.

By:		By:
Name:	James S. Quarforth	Name:	Gerard Cafaro
Title:	Chief Executive Officer	Title:	Sales Vice President
Date:	August 3, 2007	Date:	August 3, 2007